                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                             (AMENDMENT NO. __)(1)


                                  NANOGEN, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0006300751
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                      N/A
     ----------------------------------------------------------------------
              (Date of Event which Requires filing of this Statement

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-(c)
     /X/ Rule 13d-1(d)

-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0006300751                  13G                    Page 2 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VI, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI") 94-3157816
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                           -0-
          NUMBER OF          --------------------------------------------------
           SHARES               6      SHARED VOTING POWER
        BENEFICIALLY                                                 1,243,109
          OWNED BY           --------------------------------------------------
            EACH                7      SOLE DISPOSITIVE POWER
          REPORTING                                                        -0-
         PERSON WITH         --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                                     1,243,109
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                               / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                  13G                    Page 3 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI ASSOCIATES") 94-3158010
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /    (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                   CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                                            -0-
                    -----------------------------------------------------------
                       6      SHARED VOTING POWER
     NUMBER OF                1,243,109 SHARES DIRECTLY HELD BY
      SHARES                  KPCB VI. KPCB VI ASSOCIATES IS THE
   BENEFICIALLY               GENERAL PARTNER OF KPCB VI.
     OWNED BY       -----------------------------------------------------------
       EACH            7      SOLE DISPOSITIVE POWER
    REPORTING                                                               -0-
   PERSON WITH      -----------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                              1,243,109 SHARES DIRECTLY HELD BY KPCB
                              VI. KPCB VI ASSOCIATES IS THE GENERAL
                              PARTNER OF KPCB VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                 13G                     Page 4 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                          (a) / /    (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                   UNITED STATES
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                            -0-
                              -------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,243,109 SHARES DIRECTLY HELD BY
                                       KPCB VI. KPCB VI ASSOCIATES IS THE
                                       GENERAL PARTNER OF KPCB VI. MR. BYERS
                                       IS A GENERAL PARTNER OF KPCB VI
      NUMBER OF                        ASSOCIATES. MR. BYERS DISCLAIMS
        SHARES                         BENEFICIAL OWNERSHIP OF SHARES HELD
     BENEFICIALLY                      DIRECTLY BY KPCB VI.
       OWNED BY               -------------------------------------------------
    EACH REPORTING              7      SOLE DISPOSITIVE POWER
      PERSON WITH                                                           -0-
                              -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,243,109 SHARES DIRECTLY HELD BY
                                       KPCB VI. KPCB VI ASSOCIATES IS THE
                                       GENERAL PARTNER OF KPCB VI. MR. BYERS
                                       IS A GENERAL PARTNER OF KPCB VI
                                       ASSOCIATES. MR. BYERS DISCLAIMS
                                       BENEFICIAL OWNERSHIP OF SHARES HELD
                                       DIRECTLY BY KPCB VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                 13G                     Page 5 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /    (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                            -0-
                             --------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,243,109 SHARES DIRECTLY HELD BY
                                       KPCB VI. KPCB VI ASSOCIATES IS THE
                                       GENERAL PARTNER OF KPCB VI. MR.
                                       KHOSLA IS A GENERAL PARTNER OF KPCB VI
          NUMBER                       ASSOCIATES. MR. KHOSLA DISCLAIMS
         OF SHARES                     BENEFICIAL OWNERSHIP OF SHARES HELD
       BENEFICIALLY                    DIRECTLY BY KPCB VI.
         OWNED BY            --------------------------------------------------
           EACH                 7      SOLE DISPOSITIVE POWER
         REPORTING                                                          -0-
        PERSON WITH          --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,243,109 SHARES DIRECTLY HELD BY
                                       KPCB VI. KPCB VI ASSOCIATES IS THE
                                       GENERAL PARTNER OF KPCB VI. MR. KHOSLA
                                       IS A GENERAL PARTNER OF KPCB VI
                                       ASSOCIATES. MR. KHOSLA DISCLAIMS
                                       BENEFICIAL OWNERSHIP OF SHARES HELD
                                       DIRECTLY BY KPCB VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                 13G                     Page 6 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   E. FLOYD KVAMME
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                          (a) / /    (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                            -0-
                              -------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. KVAMME IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
          NUMBER                       MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP
         OF SHARES                     OF SHARES HELD DIRECTLY BY KPCB VI.
       BENEFICIALLY           -------------------------------------------------
         OWNED BY               7      SOLE DISPOSITIVE POWER
           EACH                                                              -0-
         REPORTING            -------------------------------------------------
        PERSON WITH             8      SHARED DISPOSITIVE POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. KVAMME IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
                                       MR. KVAMME DISCLAIMS BENEFICIAL
                                       OWNERSHIP OF SHARES HELD DIRECTLY BY
                                       KPCB VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                 13G                     Page 7 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /     (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                            -0-
                            ---------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. DOERR IS A
          NUMBER                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
         OF SHARES                     MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP
       BENEFICIALLY                    OF SHARES HELD DIRECTLY BY KPCB VI.
         OWNED BY           ----------------------------------------------------
           EACH                 7      SOLE DISPOSITIVE POWER
         REPORTING                                                           -0-
        PERSON WITH         ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. DOERR IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
                                       MR. DOERR DISCLAIMS BENEFICIAL
                                       OWNERSHIP OF SHARES HELD DIRECTLY BY
                                       KPCB VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                 13G                     Page 8 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                          (a) / /    (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                            -0-
                             --------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. LACOB IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
          NUMBER                       MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP
         OF SHARES                     OF SHARES HELD DIRECTLY BY KPCB VI.
       BENEFICIALLY          --------------------------------------------------
         OWNED BY               7      SOLE DISPOSITIVE POWER
           EACH                                                             -0-
         REPORTING           --------------------------------------------------
        PERSON WITH             8      SHARED DISPOSITIVE POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. LACOB IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
                                       MR. LACOB DISCLAIMS BENEFICIAL
                                       OWNERSHIP OF SHARES HELD DIRECTLY BY
                                       KPCB VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                 13G                      Page 9 of 17 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BERNARD LACROUTE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             -0-
--------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI.  KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI.  MR. LACROUTE IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
          NUMBER                       MR. LACROUTE DISCLAIMS BENEFICIAL
         OF SHARES                     OWNERSHIP OF SHARES HELD DIRECTLY BY
       BENEFICIALLY                    KPCB VI
         OWNED BY            ---------------------------------------------------
           EACH                 7      SOLE DISPOSITIVE POWER
         REPORTING                                                           -0-
        PERSON WITH          ---------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. LACROUTE IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
                                       MR. LACROUTE DISCLAIMS BENEFICIAL
                                       OWNERSHIP OF SHARES HELD DIRECTLY BY
                                       KPCB VI
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,243,109
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            6.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0006300751                 13G                    Page 10 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JAMES P. LALLY
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                          (a) / /    (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                            -0-
                             --------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,243,109 SHARES DIRECTLY HELD BY
                                       KPCB VI. KPCB VI ASSOCIATES IS THE
                                       GENERAL PARTNER OF KPCB VI. MR. LALLY
                                       IS A GENERAL PARTNER OF KPCB VI
          NUMBER                       ASSOCIATES. MR. LALLY DISCLAIMS
         OF SHARES                     BENEFICIAL OWNERSHIP OF SHARES HELD
       BENEFICIALLY                    DIRECTLY BY KPCB VI.
         OWNED BY            --------------------------------------------------
           EACH                 7      SOLE DISPOSITIVE POWER
         REPORTING                                                          -0-
        PERSON WITH          --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,243,109 SHARES DIRECTLY HELD BY KPCB
                                       VI. KPCB VI ASSOCIATES IS THE GENERAL
                                       PARTNER OF KPCB VI. MR. LALLY IS A
                                       GENERAL PARTNER OF KPCB VI ASSOCIATES.
                                       MR. LALLY DISCLAIMS BENEFICIAL
                                       OWNERSHIP OF SHARES HELD DIRECTLY BY
                                       KPCB VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,243,109
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.6%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 17 Pages

    Item 1(a)      Name of Issuer:

                   Nanogen, Inc.

    Item 1(b)      Address of Issuer's Principal Executive Offices:

                   10398 Pacific Center Court
                   San Diego, CA 92121

    Item 2(a)      Name of Person Filing:

                   This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

                   KPCB VI Associates is the general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of the shares of Common Stock of Nanogen, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control or are held directly by trusts. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.

    Item 2(b)      Address of Principal Business Offices or, if none, Residence:

                   2750 Sand Hill Road, Menlo Park, California 94025.

                   The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

    Item 2(c)      Citizenship

                   See Exhibit B

    Item 2(d)      Title of Class of Securities:

                   Common Stock

    Item 2(e)      CUSIP Number:

                   0006300751

    Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                   Not applicable

     Item 4.       Ownership.

                   See Rows 5-11 of the cover pages hereto.

                                                             Page 12 of 17 Pages

     Item 5.       Ownership of Five Percent or Less of a Class.

                   Not applicable

     Item 6.       Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may the right to receive dividends from, or the proceeds of the sale of the Shares of Nanogen, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                   Not applicable.

     Item 8.       Identification and Classification of Members of the Group.

                   Not applicable.

     Item 9.       Notice of Dissolution of Group.

                   Not applicable.

    Item 10.       Certification.

                   Not applicable.

                                                             Page 13 of 17 Pages
                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999

                                 KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP


                                 By: /s/ Brook H. Byers
                                    ------------------------------------
                                     A General Partner



                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH S. LACOB
                                 BERNARD J. LACROUTE
                                 JAMES P. LALLY



                                 By: /s/ Michael S. Curry
                                    ------------------------------------
                                     Michael S. Curry
                                     Attorney-in-Fact



                                 KLEINER PERKINS CAUFIELD & BYERS IV, L.P., A
                                 CALIFORNIA LIMITED PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: /s/ Brook H. Byers
                                    ------------------------------------
                                     A General Partner

                                                             Page 14 of 17 Pages
                                  EXHIBIT INDEX

                                                                                Found on
                                                                              Sequentially
Exhibit                                                                       Numbered Page
-------                                                                       -------------
Exhibit A:  Agreement of Joint Filing                                              15

Exhibit B:  List of General Partners of KPCB VI Associates                         16


                                                             Page 15 of 17 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Common Stock of Nanogen, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership, and, with respect to the general partners, such other holdings as are reported therein.

Dated:  February 12, 1999
                                     KPCB VI ASSOCIATES, L.P., A CALIFORNIA
                                     LIMITED PARTNERSHIP


                                     By: /s/ Brook H. Byers
                                        -------------------------------------
                                           A General Partner



                                     BROOK H. BYERS
                                     VINOD KHOSLA
                                     E. FLOYD KVAMME
                                     L. JOHN DOERR
                                     JOSEPH S. LACOB
                                     BERNARD J. LACROUTE
                                     JAMES P. LALLY


                                     By: /s/ Michael S. Curry
                                        -------------------------------------
                                           Michael S. Curry
                                           Attorney-in-Fact



                                     KLEINER PERKINS CAUFIELD & BYERS IV, L.P.,
                                     A CALIFORNIA LIMITED PARTNERSHIP

                                     By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                     By: /s/ Brook H. Byers
                                        -------------------------------------
                                           A General Partner

                                                             Page 16 of 17 Pages

                                   EXHIBIT B

                              GENERAL PARTNERS OF
          KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VI Associates, L.P. is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      Joseph S. Lacob
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

6.       (a)      Bernard J. Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

                                                             Page 17 of 17 Pages

7.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen